Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oruka Therapeutics, Inc. of our report dated May 13, 2024, except for the effects of the reverse stock split discussed in Note 1 to the financial statement, as to which the date is September 5, 2024, and except for the effects of the reverse merger exchange ratio discussed in Note 1 to the financial statement, as to which the date is November 13, 2024 relating to the financial statement which appears in Oruka Therapeutics, Inc.’s Current Report on Form 8-K dated November 14, 2024.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

November 14, 2024